SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                            CIRCUIT CITY STORES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.50 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    172737108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which thisSchedule is filed:

          [X] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    1 of 10

-------------------------------                  -------------------------------
CUSIP No. 172737108                    13G
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Capital, Ltd. - 75-2482446
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------

      3   SEC USE ONLY


--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
                |   5      SOLE VOTING POWER
                |          11,162,284
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6      SHARED VOTING POWER
BENEFICIALLY    |          0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7      SOLE DISPOSITIVE POWER
 REPORTING      |          11,162,284
PERSON WITH     ----------------------------------------------------------------
                |   8      SHARED DISPOSITIVE POWER
                |          0
--------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,162,284
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*
                                                                        [  ]

--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.4%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    2 of 10

-------------------------------                  -------------------------------
CUSIP No. 172737108                    13G
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Maverick Capital Management, LLC - 75-2686461
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------

      3   SEC USE ONLY


--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
                |   5      SOLE VOTING POWER
                |          11,162,284
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6      SHARED VOTING POWER
BENEFICIALLY    |          0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7      SOLE DISPOSITIVE POWER
 REPORTING      |          11,162,284
PERSON WITH     ----------------------------------------------------------------
                |   8      SHARED DISPOSITIVE POWER
                |          0
-------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,162,284
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*
                                                                        [  ]

--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.4%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    3 of 10

-------------------------------                  -------------------------------
CUSIP No. 172737108                    13G
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------

      1   NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Lee S. Ainslie III
--------------------------------------------------------------------------------

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------

      3   SEC USE ONLY

--------------------------------------------------------------------------------

      4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
                |   5      SOLE VOTING POWER
                |          11,162,284
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6      SHARED VOTING POWER
BENEFICIALLY    |          0
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7      SOLE DISPOSITIVE POWER
 REPORTING      |          11,162,284
PERSON WITH     ----------------------------------------------------------------
                |   8      SHARED DISPOSITIVE POWER
                |          0
-------------------------------------------------------------------------------

      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,162,284
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [  ]

--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.4%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------

      *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    4 of 10

Item 1(a)    Name of Issuer.

             Circuit City Stores, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices.

             9950 Mayland Drive
             Richmond, Virginia  23233

Item 2(a)    Name of Person Filing.

             This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

             (i)   Maverick Capital, Ltd.;

             (ii)  Maverick Capital Management, LLC; and

             (iii) Lee S. Ainslie III ("Mr. Ainslie").

             The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.


Item 2(b)    Address of Principal Business Office, or, if none, Residence.

             The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.


Item 2(c)    Citizenship or Place of Organization.

             (i)    Maverick Capital,  Ltd. is a Texas limited  partnership;

             (ii) Maverick Capital Management, LLC is a Texas limited liability company; and

             (iii)  Mr. Ainslie is a citizen of the United States.

Item 2(d)    Title of Class of Securities.

             Common Stock, $0.50 par value (the "Shares").

Item 2(e)    CUSIP Number.

             172737108


                                    5 of 10

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)    [  ]   Broker or dealer  registered  under section 15 of the Act (15
                   U.S.C. 78o).

     (b)    [  ]   Bank as  defined  in  section  3(a)(6)  of the Act (15 U.S.C.
                   78c).

     (c)    [  ]   Insurance  company as defined in section  3(a)(19) of the Act
                   (15 U.S.C. 78c).

     (d)    [  ]   Investment   company   registered  under  section  8  of  the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)    [X ]   An investment advisor in accordance with ss.240.13d-1(b)
                   (1)(ii)(E).

     (f)    [  ]   An employee benefit plan or endowment fund in accordance with
                   ss.240.13d-1(b)(1)(ii)(F).

     (g)    [X]    A parent holding company or control person in accordance with
                   ss.240.13d-1(b)(1)(ii)(G).

     (h)    [  ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i)    [  ]   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3).

     (j)    [  ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4             Ownership.

                   Ownership as of December 31, 2006 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

Item 5             Ownership of Five Percent or Less of a Class.

                   Not applicable.

Item 6             Ownership of More Than Five Percent on Behalf of Another
                   Person.

                   Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients' accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC's Regulations.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

                   Not applicable.


                                    6 of 10

Item 8             Identification and Classification of Members of the Group.

                   Not applicable.

Item 9             Notice of Dissolution of Group.

                   Not applicable.

Item 10            Certification.

                   By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge, and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007             MAVERICK CAPITAL, LTD.

                                     By:     Maverick Capital Management, LLC,
                                             Its General Partner

                                             By:   Lee S. Ainslie III, Manager

                                             By:  /s/ John T. McCafferty
                                                 -------------------------------
                                                 John T. McCafferty Under
                                                 Power of Attorney dated
                                                 February 13, 2003


Date:  February 14, 2007             MAVERICK CAPITAL MANAGEMENT, LLC

                                     By:     Lee S. Ainslie III, Manager

                                             By:  /s/ John T. McCafferty
                                                 -------------------------------
                                                 John T. McCafferty Under
                                                 Power of Attorney dated
                                                 February 13, 2003




                                    7 of 10

Date:  February 14, 2007             LEE S. AINSLIE III


                                             By:  /s/ John T. McCafferty
                                             -----------------------------------
                                             John T. McCafferty Under
                                             Power of Attorney dated
                                             February 13, 2003




                                    8 of 10

                                  EXHIBIT INDEX

A. Joint Filing Agreement, dated February 14, 2007, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.



                                    9 of 10

                                                                       Exhibit A

                             Joint Filing Agreement

      The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, $0.50 par value of Circuit City Stores, Inc., dated as of February 14, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    February 14, 2007


                             MAVERICK CAPITAL, LTD.

                             By:   Maverick Capital Management, LLC
                                   Its General Partner

                                   By:  Lee S. Ainslie III, Manager


                                        By:  /s/ John T. McCafferty
                                           -------------------------------------
                                           John T. McCafferty Under
                                           Power of Attorney dated
                                           February 13, 2003


                             MAVERICK CAPITAL MANAGEMENT, LLC

                                   By:   Lee S. Ainslie III, Manager



                                        By:  /s/ John T. McCafferty
                                           -------------------------------------
                                           John T. McCafferty
                                           Under Power of Attorney dated
                                           February 13, 2003


                             LEE S. AINSLIE III



                                        By:  /s/ John T. McCafferty
                                           -------------------------------------
                                           John T. McCafferty Under Power
                                           of Attorney dated February 13, 2003